Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated May 15, 2019 related to the consolidated financial statements of Hebron Technology Co., Ltd. (the “Company”) as of and for the year ended December 31, 2018 which is included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2018 in the Company’s Registration Statement on Form S-8.

Flushing, New York March 2, 2020